SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) January 24, 2000



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                          1-3247               16-0393470
(State or other jurisdiction      (Commission          (I.R.S. Employer
of incorporation)                 File Number)         Identification No.)



One Riverfront Plaza, Corning, New York                14831
(Address of principal executive offices)               (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.


Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of January 24, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date:  January 24, 2000       By /s/    KATHERINE A. ASBECK
                                        Katherine A. Asbeck
                                        Vice President and Controller

                   FOR RELEASE - JANUARY 24, 2000


                   Media Contact:
                   Robert W. DeMallie
                   (607) 974-8778
                   demallierw@corning.com




            Demand for Corning's Optical-Communications Technologies
                     Produces Strong Fourth-Quarter Earnings

        Company reports earnings 3 cents above consensus for the quarter



CORNING, N.Y. - Stating that it continues to benefit from strong demand for optical-communications technologies used to expand the capacity of the Internet, Corning Incorporated (NYSE:GLW) reported fourth-quarter earnings today that were well ahead of last year and that exceeded the consensus of Wall Street analysts.

The company reported 1999 fourth-quarter diluted earnings per share from continuing operations before special items of $0.51 per share, an increase of 28%, compared with $0.40 per share before special items in 1998. Income from continuing operations before special items for the fourth quarter of 1999 totaled $126.7 million, an increase of 34%, compared with $94.6 million before special items in 1998.

Commenting on the quarter, Corning Chairman and Chief Executive Officer,
Roger G. Ackerman, said, "We are clearly benefiting from our decision to concentrate on high-growth markets, where technical innovations are rewarded. We saw particularly strong demand for optical fiber, cable and related photonic devices, and a dramatic increase in demand for LCD flat-panel display glass."

Fourth-quarter sales were $1.2 billion, an increase of 35% compared with 1998 fourth-quarter sales of $927 million. Excluding the impact of acquisitions, sales increased 25%. Sales of optical fiber remained strong, with demand for Corning-Registered Trademark- LEAF-Registered Trademark- optical fiber more than doubling over the same quarter last year. Sales in the Photonic Technologies Division also doubled, once again led by demand for the company's optical amplifiers. Sales of flat-panel display glass used in computer monitors continued to grow at a rate of 50%.



                                     (more)

Corning Reports Q4 Earnings
Page 2



Equity earnings were up nearly 50% in the quarter, due primarily to excellent performance at Samsung Corning Precision Glass Company, Ltd., a Korean manufacturer of flat-panel display glass.

During the fourth quarter, Corning announced definitive agreements for a tax-free, stock-for-stock merger with Oak Industries, and to acquire Siemens AG's worldwide optical cable and hardware business as well as the remaining 50% of its investments in Siecor Corporation and Siecor GmbH. Both transactions are on track to close early in the first quarter. The company intends to fund the Siemens transaction with a portion of the proceeds from an offering of common stock announced on Jan. 11, 2000.

Commenting on the company's outlook for 2000, Ackerman said, "We are confident the positive trends from 1999 will continue and, when combined with the integration of the proposed acquisitions, will result in a very successful 2000. We will also be adding capacity in high-growth markets and will introduce exciting new products to meet the world's demand for more bandwidth, cleaner air, and better computer imagery."

The company reaffirmed its 2000 guidance of 20-25% earnings-per-share growth on fully diluted earnings from continuing operations before special items.

Corning also recorded fourth-quarter pre-tax income of $14.1 million ($8.6 million after tax, or $0.03 per share) from a release of restructuring reserves. Including this non-recurring item, Corning's income from continuing operations for the fourth quarter of 1999 totaled $135.3 million, or $0.54 per share. In addition, Corning recorded net income from discontinued operations of $4.8 million, or $0.02 per share, reporting total net income of $140.1 million, or $0.56 per share in the quarter.

Sales for the year were $4.3 billion, an increase of 23% compared with $3.5 billion in 1998. Excluding the impact of acquisitions, 1999 sales increased 17% over 1998. Corning reported full-year 1999 income from continuing operations of $476.9 million, or $1.93 per share, compared to $327.5 million, or $1.39 per share, from the same operations in 1998. Net income and diluted earnings per share in 1999 were $481.7 million, or $1.95 per share, and included $4.8 million or $0.02 per share of income from discontinued operations in the fourth quarter. This compares with 1998 net income of $394 million, or $1.67 per share, which included $66.5 million, or $0.28 per share from discontinued operations, related primarily to the sale of the consumer products business.


                                     (more)

Corning Reports Q4 Earnings
Page 3



Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. More information on the company is available at www.corning.com.

                                      -30-

Investor Relations Contact:
Katherine M. Dietz
(607) 974-8217
dietzkm@corning.com

Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filing with the Securities and Exchange Commission.

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

                                    Year Ended       Three Months Ended
                                     Dec. 31,             Dec. 31,
                                -------------------  -------------------
                                  1999       1998      1999       1998
                                --------   --------  --------   --------
Revenues
 Net sales                      $4,297.2   $3,484.0  $1,248.4   $  926.8
 Royalty, interest, and
   dividend income                  40.9       48.4      11.3       15.5
 Non-operating gains                30.0       39.7                 19.2
                                --------   --------  --------   --------
                                 4,368.1    3,572.1   1,259.7      961.5

Deductions
 Cost of sales                   2,639.4    2,138.1     777.8      554.7
 Selling, general and
   administrative expenses         602.5      487.7     174.1      135.6
 Research, development
   and engineering expenses        362.6      293.9     101.7       80.1
 Provision for impairment
   and restructuring                 1.4       84.6     (14.1)
 Amortization of purchased
   intangibles                      20.7       15.8       4.8        4.0
 Interest expense                   79.9       56.7      23.8       12.9
 Other, net                         40.8       55.7       8.3       15.3
                                --------   --------  --------   --------

Income from continuing
  operations before
  taxes on income                  620.8      439.6     183.3      158.9
Taxes on income from
  continuing operations            188.6      132.8      56.2       48.7
                                --------   --------  --------   --------

Income from continuing
  operations before minority
  interest and equity earnings     432.2      306.8     127.1      110.2
Minority interest in earnings
  of subsidiaries                  (66.8)     (60.9)    (20.7)     (22.3)
Dividends on convertible
  preferred securities of
  subsidiary                        (2.3)     (13.7)                (3.4)
Equity in earnings of
  associated companies             113.8       95.3      28.9       19.8
                                --------   --------  --------   --------

Income from continuing
  operations                       476.9      327.5     135.3      104.3
Income from discontinued
  operations, net of taxes           4.8       66.5       4.8
                                --------   --------  --------   --------

Net Income                      $  481.7   $  394.0  $  140.1   $  104.3
                                ========   ========  ========   ========

Basic Earnings Per Share
 Continuing operations          $   1.98   $   1.42  $   0.55   $   0.45
 Discontinued operations            0.02       0.29      0.02
                                --------   --------  --------   --------
Net Income                      $   2.00   $   1.71  $   0.57   $   0.45
                                ========   ========  ========   ========

Diluted Earnings Per Share
 Continuing operations          $   1.93   $   1.39  $   0.54   $   0.44
 Discontinued operations            0.02       0.28      0.02
                                --------   --------  --------   --------
Net Income                      $   1.95   $   1.67  $   0.56   $   0.44
                                ========   ========  ========   ========

Dividends Declared              $   0.72   $   0.72  $   0.18   $   0.18
                                ========   ========  ========   ========

Shares used in computing
  earnings per share
  Basic earnings per share         240.6      229.6     243.3      229.4
                                ========   ========  ========   ========
  Diluted earnings per share       247.7      243.9     249.2      243.8
                                ========   ========  ========   ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

                                       Dec. 31, 1999  Dec. 31, 1998
                                       -------------  -------------
        Assets

Current Assets
  Cash and short-term investments         $  253.4       $   45.4
  Accounts receivable, net                   797.5          636.0
  Inventories                                525.3          458.7
  Deferred taxes on income and
     other current assets                    206.3          170.2
                                          --------       --------
       Total current assets                1,782.5        1,310.3

Investments                                  494.9          366.2

Plant and equipment, net                   3,103.1        2,684.9

Goodwill and other intangible
  assets, net                                319.3          309.7

Other assets                                 312.4          310.8
                                          --------       --------

Total Assets                              $6,012.2       $4,981.9
                                          ========       ========

Liabilities and Shareholders' Equity

Current Liabilities
  Loans payable                           $  418.5       $  204.6
  Accounts payable                           390.9          291.7
  Other accrued liabilities                  678.6          578.4
                                          --------       --------
       Total current liabilities           1,488.0        1,074.7

Other liabilities                            710.0          674.1
Loans payable beyond one year              1,288.7          998.3
Minority interest in subsidiary
  companies                                  284.8          346.1
Convertible preferred securities
  of subsidiary                                             365.2
Convertible preferred stock                   13.5           17.9
Common shareholders' equity                2,227.2        1,505.6
                                          --------       --------

Total Liabilities and
  Shareholders' Equity                    $6,012.2       $4,981.9
                                          ========       ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 4, 1999

(1) Information about the performance of Corning's three operating segments for the fourth quarter and full years ended December 31, 1999 and 1998 are below. These amounts do not include revenues, expenses and equity earnings not specifically identifiable to segments.

                                           Year ended    Three months ended
                                              Dec. 31,         Dec. 31,
                                         -----------------  ---------------
                                           1999     1998      1999    1998
                                         -------- --------  -------- ------
     Telecommunications
     Net sales                           $2,514.3 $1,791.7  $  748.3 $479.3
     Research, development and
       engineering expenses              $  245.2 $  190.2  $   69.4 $ 53.7
     Income from continuing
       operations before minority
       interest and equity earnings      $  273.0 $  221.9  $   82.7 $ 55.3
         Minority interest in
           earnings of subsidiaries         (34.6)   (37.3)    (14.2)  (6.9)
         Equity in earnings of
           associated companies              16.4     20.7       4.1    6.3
                                         -------- --------  -------- ------
     Segment net income                  $  254.8 $  205.3  $   72.6 $ 54.7
                                         ======== ========  ======== ======

     Advanced Materials
     Net sales                           $1,053.9 $1,020.1  $  279.4 $252.4
     Research, development and
       engineering expenses              $   94.5 $   80.0  $   25.7 $ 19.7
     Income from continuing
       operations before minority
       interest and equity earnings      $   90.9 $   75.9  $   19.3 $ 20.2
         Minority interest in
           earnings of subsidiaries                    0.3
         Equity in earnings of
           associated companies              21.7     17.6       8.0    6.4
                                         -------- --------  -------- ------
     Segment net income                  $  112.6 $   93.8  $   27.3 $ 26.6
                                         ======== ========  ======== ======

     Information Display
     Net sales                           $  701.2 $  644.7  $  210.8 $185.4
     Research, development and
       engineering expenses              $   22.9 $   23.7  $    6.5 $  6.8
     Income from continuing
       operations before minority
       interest and equity earnings      $   57.6 $   39.2  $   17.5 $ 23.9
         Minority interest in
           earnings of subsidiaries         (22.7)   (27.6)     (6.5) (15.4)
         Equity in earnings of
           associated companies              67.8     44.9      14.9    4.4
                                         -------- --------  -------- ------
     Segment net income                  $  102.7 $   56.5  $   25.9 $ 12.9
                                         ======== ========  ======== ======

     Total segments
     Net sales                           $4,269.4 $3,456.5  $1,238.5 $917.1
     Research, development and
       engineering expenses              $  362.6 $  293.9  $  101.6 $ 80.2
     Income from continuing
       operations before minority
       interest and equity earnings      $  421.5 $  337.0  $  119.5 $ 99.4
         Minority interest in
           earnings of subsidiaries         (57.3)   (64.6)    (20.7) (22.3)
        Equity in earnings of
          associated companies              105.9     83.2      27.0   17.1
                                         -------- --------  -------- ------
     Segment net income (1)(2)(3)(4)     $  470.1 $  355.6  $  125.8 $ 94.2
                                         ======== ========  ======== ======

     (1) 1999 year to date segment income does not include a non-operating gain and an impairment charge described in Footnotes 9 and 10, respectively.
     (2) 1999 fourth quarter and year date segment income does not include the release of restructuring reserves described in Footnote 8.
     (3) 1998 year to date segment net income does not include the net impact of several non-recurring items totaling $44.9 million ($26.3 million after tax and minority interest), or $0.11 per share.
     (4) Fourth quarter 1998 segment net income does not include a non-operating gain of $19.2 million ($9.7 million after tax), or $0.04 per share.

(2) Depreciation and amortization charged to continuing operations during the years ended December 31, 1999 and 1998 totaled $380.7 million and $298 million, respectively.

(3) Corning's effective tax rate for continuing operations, excluding the impact of special items, was 30.0% for the fourth quarter and year ended December 31, 1999, and 28.1% and 30.5% for the same periods in 1998.

(4) During the fourth quarter of 1999, Corning announced a definitive agreement for a tax-free, stock-for-stock merger with Oak Industries. Under this agreement, Oak Industries' shareholders will receive 0.83 of a share of Corning stock for each share of Oak Industries stock they own. At the date of the announcement, the transaction was valued at $1.8 billion. The transaction is expected to be consummated in the first quarter of 2000 and be accounted for as a pooling of interests. Corning will restate its financial statements after the consummation of the merger to present the combined results of the merged companies.

(5) During the fourth quarter of 1999, Corning announced that it had signed a definitive agreement to acquire Siemens AG's worldwide optical cable and hardware business and the remaining 50% of its investments in Siecor Corporation and Siecor GmbH for $1.4 billion. The purchase includes approximately $120 million in assumed debt and $145 million in contingent performance payments to be paid, if earned, over a four-year period. Corning will account for the transaction under the purchase method of accounting and expects it to close in the first quarter of 2000 after customary regulatory approvals.

(6) Corning announced an equity offering of 13 million shares of its common stock on January 11, 2000. If the underwriters involved in the equity offering exercise their option to purchase Corning common stock, the total number of shares issued could total 15 million. This offering is expected to close by January 31, 2000.

(7) During the fourth quarter of 1999, certain indemnification agreements related to the April 1998 sale of Corning's consumer housewares business expired. As a result, Corning recognized income from discontinued operations of $7.8 million ($4.8 million after tax) or $0.02 per share in the fourth quarter from the release of reserves provided at the date of the transaction.

(8) In the second quarter of 1998, Corning recorded a restructuring charge of $84.6 million ($49.2 million after tax and minority interests), or $0.21 per share. During the fourth quarter of 1999, Corning determined that the actual costs of certain benefits included in the retirement incentive program were less than estimated in the second quarter of 1998 and released restructuring reserves totaling $14.1 million ($8.6 million after tax) or $0.03 per share.

(9) During the third quarter of 1999, Corning sold Republic Wire and Cable, a manufacturer of elevator cables and a subsidiary of Siecor Corporation, for approximately $52 million in cash and short-term notes. Corning recorded a non-operating gain of $30 million ($9.5 million after tax and minority interest) or $0.04 per share as a result of this transaction.

(10) In the third quarter of 1999, Corning recognized an impairment loss of $15.5 million pretax ($10.0 million after tax), or $0.04 per share, in connection with management's decision to sell or dispose of certain assets within the Advanced Materials segment. The impairment loss reduces Corning's investment in these assets to an amount equal to management's current estimate of fair value. Disposition of the business is expected in the first quarter of 2000.

(11) During the third quarter of 1999, Corning acquired the 21% interest in Corning Japan KK it did not own for cash consideration of approximately $32 million. The excess purchase price over the fair value of the net assets acquired, accounted for as goodwill, was approximately $18 million and is being amortized over 20 years. Corning Japan KK produces flat panel display glass within the Information Display Segment, and will continue to be consolidated within Corning's operating results.

(12) On April 30, 1999, Corning acquired BICC's telecommunications cable business and the 50 percent equity interest in Optical Waveguides Australia, Pty. Ltd. it did not already own for cash consideration of approximately $135 million. The excess purchase price over the fair value of the net assets acquired, accounted for as goodwill and other intangible assets, was approximately $30 million and is being amortized over periods ranging from 5 to 25 years.

(13) During the first quarter of 1999, Corning issued $300 million of debt securities under a shelf registration agreement previously filed with the Securities and Exchange Commission. This issuance consisted of $150 million of notes with a 6.30% coupon due in 2009, and $150 million of debentures with a 6.85% coupon due in 2029. The proceeds from these borrowings have been used for the repayment of short and long-term debt, working capital, capital spending and acquisitions.

(14) During the first quarter of 1999, Corning Delaware L.P., a special purpose limited partnership in which Corning was the sole general partner, called for the redemption of all Convertible Monthly Income Preferred Securities (MIPS). The MIPS were guaranteed by Corning and convertible into Corning common stock at a rate of 1.534 shares of Corning common stock for each MIPS. As of March 31, 1999, all of the MIPS were converted into 11.5 million shares of Corning common stock. The conversion has caused Corning's reported income to increase in comparison to 1998, but has had no impact on Corning's diluted earnings per share.

(15) On November 30, 1999, the United States Bankruptcy Court for the Northern District of Michigan entered an order confirming the plan of reorganization (the Joint Plan) filed jointly by Dow Corning Corporation and the Committee of Tort Claimants (the Proponents). Corning and The Dow Chemical Company each own 50% of the shares of Dow Corning. Despite the broad terms of its confirmation order, the Bankruptcy Court issued an opinion on December 21, 1999 which limited the third-party releases provided in the Joint Plan in favor of the shareholders (Corning and Dow) and certain other parties. The Court ruled that these releases would apply to all claimants who voted in favor of the Joint Plan and not to those who voted no or abstained. All other aspects of the December 21, 1999 Opinion were favorable to the Proponents. Opponents of the Joint Plan have filed appeals on a variety of grounds to the United States District Court for the Eastern District of Michigan. Dow Corning and the Committee of Tort Claimants have filed a notice of appeal (as well as motions to vacate and for related relief) seeking review of the ruling limiting the scope of the shareholder releases. Corning and Dow Chemical filed separate notices of appeal on this issue and each joined in the motions by the Proponents of the Joint Plan. It is probable that these appeals and motions will be set for coordinated argument, but the District Court has not yet issued a schedule for briefing and argument. The Proponents contend that the Bankruptcy Court misconstrued the release provisions in the Joint Plan and that the Plan cannot be confirmed without the shareholder releases. The timing and eventual outcome of these proceedings, including any subsequent appeals, remain uncertain.

                                     - 30 -